Filed Pursuant to Rule 424(b)(5)

Registration No. 333-178656

Prospectus Supplement

(To prospectus dated January 5, 2012)

Titan Pharmaceuticals, Inc.

6,517,648 Shares of Common Stock and

Series A Warrants to Purchase 6,517,648 Shares of Common Stock

Series B Warrants to Purchase 6,517,648 Shares of Common Stock

We are offering directly to selected investors up to 6,517,648 shares of our common stock, par value $0.001 per share (the “Shares”), six-year warrants (the “Series A Warrants”) to purchase up to an aggregate of 6,517,648 shares of our common stock (and the common stock issuable from time to time upon exercise of such warrants) and six-month warrants (the “Series B Warrants” and together with the Series A Warrants, the “Warrants”) to purchase up to an aggregate of 6,517,648 shares of our common stock (and the common stock issuable from time to time upon exercise of such warrants. Each investor will receive, for each Share purchased, a Series A Warrant to purchase one share of our common stock at an exercise price of $1.15 per share and a Series B Warrant to purchase one share of our common stock at an exercise price of $0.85 per share. The Shares, Series A Warrants and Series B Warrants will each be issued separately.

Our common stock is quoted on the OTC Bulletin Board under the symbol “TTNP.OB” The closing price of the common stock on the OTCBB on April 9, 2012 was $1.10. There is no established public trading market for the Warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Warrants on any national securities exchange or any other market.

Investing in our securities involves a high degree of risk. These risks are described under the caption “Risk Factors” in the accompanying prospectus and the documents incorporated by reference therein.

	Per Unit(1)	Total(1)
Public offering price	$0.85	$5,540,000
Placement agent’s fees(2)	$0.068	$443,200
Proceeds, before expenses, to us	$0.782	$5,096,800

(1)	Assumes that all 6,517,648 Shares, 6,517,648 Series A Warrants and 6,517,648 Series B Warrants offered by this prospectus supplement are sold in this offering. There is no requirement that any minimum number of Shares or Warrants or dollar amount of securities be sold in this offering and there can be no assurance that we will sell all or any of the securities being offered.
(2)	Includes compensation payable to a financial advisor. See “Plan of Distribution.”

We retained Rodman & Renshaw, LLC as placement agent to use its reasonable best efforts to solicit offers to purchase our securities in this offering. The placement agent is not purchasing or selling any securities pursuant to this prospectus supplement or the accompanying prospectus. We expect that delivery of the securities being offered pursuant to this prospectus supplement will be made to purchasers on or about April 13, 2012.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

RODMAN & RENSHAW, LLC

Prospectus Supplement dated April 9, 2012

You should rely only on the information incorporated by reference or provided in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where it is unlawful to make such offer or solicitation. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus, or any document incorporated by reference in this prospectus supplement or the accompanying prospectus, is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus supplement nor any distribution of securities pursuant to this prospectus supplement shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus supplement or in our affairs since the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

About This Prospectus Supplement

This prospectus supplement is part of a registration statement (No. 333-178656) that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the registration statement, we registered the offering by us of common stock, preferred stock and equity warrants for sale from time to time in one or more offerings. This prospectus supplement provides specific information about the offering by us of our common stock and warrants under the shelf registration statement. This document is in two parts. The first part is the prospectus supplement, which adds to and updates information contained in the accompanying prospectus. The second part, the prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading, “Where You Can Find More Information,” in the accompanying prospectus.

In this prospectus supplement, “we,” “us,” and “our company” refer to Titan Pharmaceuticals, Inc.

The Offering

Common stock	Up to 6,517,648 shares of common stock, par value $0.001 per share, at a purchase price of $0.85 for each share of common stock and the related warrants described below.

Series A Warrants	Series A Warrants, exercisable commencing six months from the date of issuance through the sixth anniversary of the date of issuance, to purchase up to an aggregate of 6,517,648 shares of common stock, for an exercise price of $1.15 per share. Each Series A Warrant entitles the investor to purchase one share of our common stock for every Share purchased by such investor in the offering.

This prospectus supplement also relates to the offering of the shares of common stock issuable upon exercise, if any, of the Series A Warrants.

Series B Warrants	Series B Warrants, exercisable for six months commencing on the date of issuance, to purchase up to an aggregate of 6,517,648 shares of common stock, for an exercise price of $0.85 per share. Each Class B Warrant entitles the investor to purchase one share of our common stock for every Share purchased by such investor in the offering.

This prospectus supplement also relates to the offering of the shares of common stock issuable upon exercise, if any, of the Series B Warrants.

Common stock to be outstanding after this offering	65,904,190 shares (1).

Use of proceeds	We estimate that the net proceeds from this offering, after deducting placement agent and financial advisory fees and other offering expenses, will be approximately $5.0 million. We intend to use the net proceeds to fund the preparation of a New Drug Application (“NDA”) for Probuphine® and for working capital and general corporate purposes. See “Use of Proceeds” below.

Risk Factors	See “Risks Related To This Offering” beginning on page S-5 of this prospectus supplement and page 9 of our most recent Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011, which we are incorporating by reference in this prospectus supplement and the accompanying base prospectus for a discussion of the factors you should carefully consider before deciding to invest in our securities.

OTC Bulletin Board Symbol	TTNP.OB

(1)	The number of shares of our common stock that will be issued and outstanding immediately after this offering as shown above is based on 59,386,542 shares of common stock issued and outstanding as of March 31, 2012 and excludes the following:

o	13,035,296 shares of common stock issuable upon exercise of the warrants offered hereby;

o	shares of common stock issuable upon the exercise of outstanding stock options, of which there were 6,957,153 outstanding as of March 31, 2012, with a weighted average exercise price of $1.35 per share;

o	shares of common stock issuable upon the vesting of outstanding restricted stock awards, of which there were 180,710 outstanding as of March 31, 2012;

o	shares of common stock issuable upon the exercise of outstanding warrants, of which there were 12,979,610 outstanding as of March 31, 2012, with a weighted average exercise price of $1.78 per share; and

o	1,035,284 shares of common stock reserved for issuance under our equity incentive plan.

Risks Related To This Offering

The substantial number of Shares sold in this offering, together with the shares issuable upon exercise of the Warrants sold in this offering, could cause the price of our common stock to decline.

In this offering we are selling 6,517,648 Shares, or approximately 11% of our outstanding common stock as of March 31, 2012. In addition, accompanying the Shares sold in this offering will be Warrants to purchase up to an additional 13,035,296 shares of our common stock. If all the Warrants offered under this prospectus supplement are exercised, together with the common stock offered under this prospectus supplement, it would represent approximately 33% of our outstanding common stock as of March 31, 2012. This sale and any future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

The provisions of our rights plan will not be triggered by purchases in this offering.

We have amended our shareholder rights agreement to provide that it will not apply to any person or entity who becomes the beneficial owner of 15% or more but less than 40% of our outstanding common stock as a result of their participation in the offering. As a result, such ownership by any such purchaser will not trigger the provisions of the rights agreement that would give each holder of the rights the right to receive upon exercise that number of common share equivalents having a market value of two times the exercise price.

There is no public market for the Warrants in this offering.

There is no established public trading market for the Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Warrants will be limited.

Use Of Proceeds

We estimate that the net proceeds from this offering will be approximately $5.0 million, excluding the proceeds, if any, from the exercise of the Warrants and after deducting placement agent commissions and financial advisory fees and our estimated offering expenses. If the offered Warrants are fully exercised for cash, we will receive additional proceeds of approximately $13.0 million. We will not pay the placement agent any fee with respect to shares of our common stock issued upon exercise of the Warrants.

We intend to use the net proceeds from this offering to fund the preparation of an NDA for Probuphine® and for working capital and general corporate purposes. Pending application of the proceeds of the sale of securities, we intend to invest the net proceeds of the sale in short-term, investment-grade, interest-bearing instruments.

Description of Securities We Are Offering

We are offering (i) 6,517,648 shares of our common stock, (ii) Series A Warrants to purchase 6,517,648 shares of our common stock and (iii) Series B Warrants to purchase 6,517,648 shares of our common stock. The Shares, Series A Warrants and Series B Warrants are immediately separable and will be issued separately. The common stock offered by this prospectus supplement and the accompanying prospectus is described in the accompanying prospectus under the heading “Description of Securities.” The Series A Warrants and Series B Warrants offered by this prospectus supplement and the accompanying prospectus are described in the immediately following section of this prospectus supplement.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Securities” starting on page 11 of the accompanying prospectus.

Warrants

The following summary of certain terms and provisions of the Warrants offered in this offering is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in the Warrants.

Series A Warrants

Exercisability. The holder may exercise the Series A Warrants at any time during the period beginning six months from the date of issuance and expiring on the six year anniversary of such issuance date. The Series A Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). At the direction of each investor, the number of warrant shares that may be acquired by any holder upon any exercise of the Series A Warrants may be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of common stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or Exchange Act, does not exceed 4.99% or 9.99% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon such exercise). We refer to this as the beneficial ownership limitation. At the direction of the investor, the Series A Warrants may also contain a provision allowing the investor to waive the beneficial ownership limitation upon 61 days’ prior written notice.

Exercise Price. The exercise price upon exercise of the Series A Warrants is $1.15 per share of common stock being purchased. The exercise price is subject to appropriate adjustment in the event of stock dividends and distributions, stock splits, stock combinations, or reclassifications affecting our common stock. Subject to limited exceptions, the exercise price is also subject to weighted average antidilution adjustments in the event we (A) issue or sell any common stock, securities convertible into our common stock, warrants, or options to purchase our common stock or (B) directly or indirectly effectively reduce the conversion, exercise or exchange price for any securities convertible into our common stock or options to purchase our common stock which are currently outstanding, at or to an effective per share price which is less than the greater of (i) the closing sale price per share of the common stock on the trading day immediately preceding such issue or sale or (ii) the then effective exercise price of the warrants.

Payment of Exercise Price. Holders of the Series A Warrants have the option to provide payment of the exercise price of the shares being acquired upon exercise of the Warrants (i) in cash or by wire transfer, or (ii) by net exercise. If there is no effective registration statement registering the common stock issuable upon exercise of the Series A Warrants, such Warrants may be exercised solely by means of net exercise.

Transferability. Subject to applicable laws and the restriction on transfer set forth in the Warrants, the Series A Warrants may be transferred at the option of the holders upon surrender of the Series A Warrants to us together with the appropriate instruments of transfer.

Fundamental Transactions. If we enter into, or are a party to, a fundamental transaction pursuant to which our shareholders are entitled or required to receive securities issued by another company or cash or other assets in exchange for our common stock, which we refer to as a corporate event, a holder of a Series A Warrant will have the right to receive, upon exercise of the Warrant, consideration as if such holder had exercised the warrant immediately prior to such fundamental transaction. In the event of a change of control transaction, at the request of a holder of a Series A Warrant delivered before the 90th day after consummation of such change of control transaction, we (or the successor entity) will purchase the Warrant by paying to the holder, cash in an amount equal to the Black Scholes value, as described in the Series A Warrant, of the remaining unexercised portion of the warrant on the date of consummation of such change of control transaction.

Rights as a Shareholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our common stock, the holders of the Series A Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Warrants.

Waivers and Amendments. Any term of the Series A Warrants may be amended or waived with our written consent and the written consent of the holder of such Warrant.

Series B Warrants

Exercisability. The holder may exercise the Series B Warrants at any time during the period beginning six months from the date of issuance and expiring on the six year anniversary of such issuance date. The Series B Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). At the direction of each investor, the number of warrant shares that may be acquired by any holder upon any exercise of the Series B Warrants may be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of common stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of Exchange Act does not exceed 4.99% or 9.99% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon such exercise). We refer to this as the beneficial ownership limitation. At the direction of the investor, the Series B Warrants may also contain a provision allowing the investor to waive the beneficial ownership limitation upon 61 days’ prior written notice.

Exercise Price. The exercise price upon exercise of the Series B Warrants is $0.85 per share of common stock being purchased. The exercise price is subject to appropriate adjustment in the event of stock dividends and distributions, stock splits, stock combinations, or reclassifications affecting our common stock. Subject to limited exceptions, the exercise price is also subject to weighted average antidilution adjustments in the event we (A) issue or sell any common stock, securities convertible into our common stock, warrants, or options to purchase our common stock or (B) directly or indirectly effectively reduce the conversion, exercise or exchange price for any securities convertible into our common stock or options to purchase our common stock which are currently outstanding, at or to an effective per share price which is less than the greater of (i) the closing sale price per share of the common stock on the trading day immediately preceding such issue or sale or (ii) the then effective exercise price of the Series B Warrants.

Payment of Exercise Price. Holders of the Series B Warrants must provide payment of the exercise price of the shares being acquired upon exercise of the Warrants in cash or by wire transfer. If there is no effective registration statement registering the common stock issuable upon exercise of the Series B Warrants, such Warrants may be exercised by means of net exercise.

Transferability. Subject to applicable laws and the restriction on transfer set forth in the Warrants, the Series B Warrants may be transferred at the option of the holders upon surrender of the Warrants to us together with the appropriate instruments of transfer.

Fundamental Transactions. If we enter into, or are a party to, a fundamental transaction pursuant to which our shareholders are entitled or required to receive securities issued by another company or cash or other assets in exchange for our common stock, which we refer to as a corporate event, a holder of a Series B Warrant will have the right to receive, upon exercise of the Warrant, consideration as if such holder had exercised the warrant immediately prior to such fundamental transaction. In the event of a change of control transaction, at the request of a holder of a warrant delivered before the 90th day after consummation of such change of control transaction, we (or the successor entity) will purchase the warrant by paying to the holder, cash in an amount equal to the Black Scholes value, as described in the Series B Warrant, of the remaining unexercised portion of the Warrant on the date of consummation of such change of control transaction.

Rights as a Shareholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our common stock, the holders of the Series B Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Warrants.

Waivers and Amendments. Any term of the Series B Warrants may be amended or waived with our written consent and the written consent of the holder of such Warrant.

Shareholder Rights Agreement

We have amended our shareholder rights agreement to provide that it will not apply to any person or entity who becomes the beneficial owner of 15% or more but less than 40% of our outstanding common stock as a result of their participation in the offering. As a result, such ownership by any such purchaser will not trigger the provisions of the rights agreement that would give each holder of the rights the right to receive upon exercise that number of common share equivalents having a market value of two times the exercise price.

Plan Of Distribution

We are offering the Shares and Warrants through the placement agent. Subject to the terms and conditions set forth in the placement agent agreement dated April 9, 2012, Rodman & Renshaw, LLC, has agreed to act as the placement agent in connection with this offering. The placement agent is not purchasing of selling any Shares or Warrants offered by this prospectus supplement and the accompanying prospectus, but has agreed to use reasonable “best efforts” to arrange for the sale of all of the Shares and Warrants offered by this prospectus supplement and the accompanying prospectus.

The placement agent agreement provides that the obligations of the placement agent and the investors are subject to certain conditions precedent, including, the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates.

Confirmations and definitive prospectuses will be distributed to all investors who agree to purchase the Shares and Warrants, informing investors of the closing date as to such securities. We currently anticipate that closing of the sale of the Shares and Warrants will take place on or about April 13, 2012. Investors will also be informed of the date on which they must transmit the purchase price for their securities.

On the scheduled closing date, the following will occur:

• we will receive funds in the amount of the aggregate purchase price for the Shares and Warrants we sell;

• we will deliver to each of the investors the Shares and Warrants purchased; and

• the placement agent will receive the placement agent’s fee in accordance with the terms of the placement agent agreement.

We have agreed to pay the placement agent a commission of 8.0% of the gross proceeds from the sale of the securities sold in the offering, half of which commission will be paid to a financial advisor retained by us, after deduction from such commission of an aggregate of $75,000 of reimbursable expenses to the placement agent and the financial advisor.

We have entered into a subscription agreement directly with each of the investors in connection with this offering, and we will only sell to investors who have entered into the subscription agreement. Our obligation to issue and sell securities to the purchasers is subject to the conditions set forth in the subscription agreement, which may be waived by us in our discretion. A purchaser’s obligation to purchase securities is subject to conditions set forth in the subscription agreement as well, which also may be waived

We will deliver the Shares being issued to the purchasers electronically upon receipt of purchaser funds for the purchase of the Shares and Warrants offered pursuant to this prospectus supplement. The Warrants will be issued in registered physical form.

We estimate the total expenses of this offering which will be payable by us, excluding the fees and expenses payable to the placement agent and the financial advisor, will be approximately $135,000.

We have agreed to indemnify the placement agent and the financial advisor against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and to contribute to payments the placement agent and the financial advisor may be required to make in respect of such liabilities.

The placement agent has informed us that it will not engage in overallotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

The placement agent agreement with Rodman & Renshaw, LLC was included as an exhibit to our Current Report on Form 8-K that was filed with the SEC in connection with the consummation of this offering.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company.

Legal Matters

Certain legal matters with respect to the shares of common stock offered hereby have been passed upon by Loeb & Loeb LLP in New York, New York. Ellenoff Grossman & Schole LLP in New York, New York is acting as counsel for the placement agent.

Experts

OUM & Co. LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K/A for the year ended December 31, 2011, and the effectiveness of our internal control over financial reporting as of December 31, 2011, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on OUM & Co. LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

We have filed a registration statement on Form S-3 with the SEC for the securities we are offering by this prospectus supplement. This prospectus supplement does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus supplement but not delivered with the prospectus supplement. We will provide this information upon oral or written request, free of charge. Any requests for this information should be made by calling or sending a letter to the Secretary of the Company, c/o Titan Pharmaceuticals, Inc., at our office located at 400 Oyster Point Blvd., Suite 505, South San Francisco, California 94080.

We are required to file annual and quarterly reports, current reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.titanpharm.com as soon as reasonably practicable after filing such documents with the SEC. You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility at:

Public Reference Room

100 F Street N.E.

Washington, DC 20549.

Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities.

TITAN PHARMACEUTICALS, INC.

$25,000,000

Common Stock

Preferred Stock

Equity Warrants

We may issue our common stock, preferred stock and/or warrants to purchase our common stock or preferred stock, from time to time, in one or more offerings. We will provide the specific prices and other terms of these offerings in one or more supplements to this prospectus. Any supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with the additional information described under the heading “Incorporation of Certain Documents by Reference,” carefully before you invest. This prospectus may not be used to consummate a sale of securities unless accompanied by a prospectus supplement.

Our common stock is traded on the OTC Bulletin Board under the symbol “TTNP:OB.” On January 5, 2012, the closing price of our common stock was $1.15.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus January 5, 2012

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we may from time to time offer and sell, in one or more offerings, any or all of the securities described in this prospectus, separately or together, up to an aggregate initial offering price of $25,000,000. This prospectus provides you with a general description of our securities being offered. Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

PROSPECTUS SUMMARY

Unless otherwise mentioned or unless the context requires otherwise, when used in this prospectus, the terms “Titan,” “Company,” “we,” “us,” and “our” refer to Titan Pharmaceuticals, Inc.

Overview

We are a biopharmaceutical company developing proprietary therapeutics primarily for the treatment of central nervous system (“CNS”) disorders.

Our principal asset is Probuphine™, the first slow release implant formulation of buprenorphine, an FDA approved molecule for treating opioid dependence and chronic pain, designed to maintain a stable, round the clock blood level of the medicine in patients for six months following a single treatment. Probuphine is in the final stages of Phase 3 development for the treatment of opioid dependence with efficacy already demonstrated in two controlled Phase 3 clinical studies. In October 2011, we had a Pre-New Drug Application (NDA) meeting with the U.S. Food and Drug Administration (FDA) that provided clear guidance on the requirements for submitting an NDA. Upon completion of our ongoing re-treatment safety study by year end 2011, we will have generated all the requisite clinical data and will begin preparation of the NDA. At the request of the FDA, we are conducting additional analytical testing of the ethylene vinyl acetate (an inactive co-polymer in Probuphine) and the final product, Probupine, in order to complete full characterization and establish ‘in-use’ stability. We have also commenced a program with our contract manufacturer to scale-up the manufacturing process for commercial production. We expect to complete these steps and be in a position to submit the NDA sometime in the middle of 2012. Our goal is to enter into one or more partnerships with capable pharmaceutical companies to commercialize Probuphine in the U.S. and foreign markets, as well as to potentially develop the product for the treatment of chronic pain.

Probuphine is the first product to utilize ProNeura™, our novel, proprietary, long-term drug delivery technology. Our ProNeura technology has the potential to be used in developing products for the treatment of other chronic conditions, such as Parkinson’s disease, where maintaining stable, round the clock blood levels of a drug can benefit the patient and improve medical outcomes.

We are entitled to a royalty revenue of 8-10% of net sales of Fanapt® (iloperidone), an atypical antipsychotic compound being marketed in the U.S. by Novartis Pharma AG for the treatment of schizophrenia. A substantial portion of this royalty stream has been sold to Deerfield Management, a healthcare investment fund, and the proceeds of the sale have been, and are continuing to be, used to advance the development of Probuphine and for general corporate purposes. We have retained a portion of the royalty revenue from net sales of Fanapt in excess of specified annual threshold levels; however, based on sales levels to date, it is unlikely that we will receive any revenue from Fanapt in the next several years, if ever. This royalty revenue is based on a licensed U.S. patent which will expire in April 2017.

We operate in only one business segment, the development of pharmaceutical products.

We were incorporated in Delaware in February 1992. Our principal executive offices are located at 400 Oyster Point Blvd., Suite 505, South San Francisco, California 94080, and our telephone number is (650) 244-4990.

RISK FACTORS

An investment in our common stock is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the consolidated financial statements and notes thereto, before deciding to invest in our common stock. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our company. If any of the following risks occur, our business, financial condition and results of operations and the value of our common stock could be materially and adversely affected.

Risks Related To Our Business

We may be unable to obtain additional financing when needed.

At September 30, 2011, we had cash and cash equivalents of $2.7 million, which we believe is sufficient, together with $5.0 million cash and other consideration obtained from the recent Deerfield transaction, to fund our planned operations late into the second quarter of 2012, including the preparation of the Probuphine NDA. In the event we are unable to enter into a corporate partnership or licensing arrangement during this period that provides us with the funds required to complete the regulatory process and seek approval to commercialize Probuphine, we will need to obtain additional financing, either through the sale of debt or equity securities. Any required financing may not be available on acceptable terms.

Probuphine may not receive FDA approval or be successfully commercialized.

Probuphine, which is in late Phase 3 clinical development, will require significant further capital expenditures, and regulatory clearances prior to commercialization. Even if we are able to obtain the requisite funding to complete the NDA submission and regulatory process, the preclinical, clinical and manufacturing control data may not be adequate to demonstrate the safety and efficacy of Probuphine to the satisfaction of the regulatory authorities in the U.S. and elsewhere. Of the large number of drugs in development, only a small percentage successfully complete the FDA regulatory approval process and are commercialized. To date, we have experienced setbacks in some of our other product development efforts. For example, the results of a study evaluating the EKG profile of patients taking iloperidone led to a significant delay in the development and commercialization of that product. We may continue to experience unanticipated problems relating to product development, testing, regulatory compliance, manufacturing, marketing and competition, and our costs and expenses could exceed current estimates. We cannot predict whether Probuphine will be successfully commercialized or whether we will successfully develop or commercialize any other product.

We must comply with extensive government regulations.

The research, development, manufacture and marketing of pharmaceutical products are subject to an extensive regulatory approval process by the FDA and other regulatory agencies in the U.S. and other countries. The process of obtaining required regulatory approvals for drugs, including conducting preclinical and clinical testing to determine safety and efficacy, is lengthy, expensive and uncertain. Even after such time and expenditures, we may not obtain necessary regulatory approvals for clinical testing or for the manufacturing or marketing of any products. We have limited experience in obtaining FDA approval. Regulatory approval may entail limitations on the indicated usage of a drug, which may reduce the drug’s market potential. Even if regulatory clearance is obtained, post-market evaluation of the products, if required, could result in restrictions on a product’s marketing or withdrawal of the product from the market, as well as possible civil and criminal sanctions. Our business will be seriously harmed if our regulatory submissions are delayed or we cancel plans to make submissions for proposed products for any of the following reasons:

•	unanticipated preclinical testing or clinical trial reports;

•	failure to reach agreement with the FDA regarding study protocols or endpoints;

•	changes in regulations or the adoption of new regulations;

•	unanticipated enforcement of existing regulations;

•	unexpected technological developments; and

•	developments by our competitors.

We face risks associated with third parties conducting preclinical studies and clinical trials of our products; as well as our dependence on third parties to manufacture any products that we may successfully develop.

We depend on third-party laboratories and medical institutions to conduct preclinical studies and clinical trials for our products and other third-party organizations to perform data collection and analysis, all of which must maintain both good laboratory and good clinical practices. We will also depend upon third party manufacturers for the production of any products we may successfully develop to comply with current Good Manufacturing Practices of the FDA, which are similarly outside our direct control. If third party laboratories and medical institutions conducting studies of our products fail to maintain both good laboratory and clinical practices, the studies could be delayed or have to be repeated. Similarly, if the manufacturers of any products we develop in the future fail to comply with current Good Manufacturing Practices of the FDA, we may be forced to cease manufacturing such product until we have found another third party to manufacture the product.

We face risks associated with clinical trial liability claims in the event that the use or misuse of our product candidates results in personal injury or death.

Our clinical liability insurance coverage may not be sufficient to cover claims that may be made against us in the event that the use or misuse of our product candidates results in personal injury or death. Any claims against us, regardless of their merit, could severely harm our financial condition, strain our management and other resources or destroy the prospects for commercialization of the product which is the subject of any such claim.

We may be unable to protect our patents and proprietary rights.

Our future success will depend to a significant extent on our ability to:

•	obtain and keep patent protection for our products and technologies on an international basis;

•	enforce our patents to prevent others from using our inventions;

•	maintain and prevent others from using our trade secrets; and

•	operate and commercialize products without infringing on the patents or proprietary rights of others.

We cannot assure you that our patent rights will afford any competitive advantages, and these rights may be challenged or circumvented by third parties. Further, patents may not be issued on any of our pending patent applications in the U.S. or abroad. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that before a potential product can be commercialized, any related patent may expire or remain in existence for only a short period following commercialization, reducing or eliminating any advantage of the patent. For example, the two U.S. patents licensed by Titan under the MIT license have already expired, and we must rely on the “method of use” patent application for Probuphine to get patent protection and market exclusivity. If we sue others for infringing our patents, a court may determine that such patents are invalid or unenforceable. Even if the validity of our patent rights is upheld by a court, a court may not prevent the alleged infringement of our patent rights on the grounds that such activity is not covered by our patent claims.

In addition, third parties may sue us for infringing their patents. In the event of a successful claim of infringement against us, we may be required to:

•	pay substantial damages;

•	stop using our technologies and methods;

•	stop certain research and development efforts;

•	develop non-infringing products or methods; and

•	obtain one or more licenses from third parties.

If required, we cannot assure you that we will be able to obtain such licenses on acceptable terms, or at all. If we are sued for infringement, we could encounter substantial delays in development, manufacture and commercialization of our product candidates. Any litigation, whether to enforce our patent rights or to defend against allegations that we infringe third party rights, will be costly, time consuming, and may distract management from other important tasks.

We also rely in our business on trade secrets, know-how and other proprietary information. We seek to protect this information, in part, through the use of confidentiality agreements with employees, consultants, advisors and others. Nonetheless, we cannot assure you that those agreements will provide adequate protection for our trade secrets, know-how or other proprietary information and prevent their unauthorized use or disclosure. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed products, disputes may arise as to the proprietary rights to such information, which may not be resolved in our favor.

We face intense competition.

Competition in the pharmaceutical and biotechnology industries is intense. We face, and will continue to face, competition from numerous companies that currently market, or are developing, products for the treatment of the diseases and disorders we have targeted. Many of these entities have significantly greater research and development capabilities, experience in obtaining regulatory approvals and manufacturing, marketing, financial and managerial resources than we have. We also compete with universities and other research institutions in the development of products, technologies and processes, as well as the recruitment of highly qualified personnel. Our competitors may succeed in developing technologies or products that are more effective than the ones we have under development or that render our proposed products or technologies noncompetitive or obsolete. In addition, our competitors may achieve product commercialization or patent protection earlier than we will.

Healthcare reform and restrictions on reimbursements may limit our financial returns.

Our ability or the ability of our collaborators to commercialize drug products, if any, may depend in part on the extent to which government health administration authorities, private health insurers and other organizations will reimburse consumers for the cost of these products. These third parties are increasingly challenging both the need for and the price of new drug products. Significant uncertainty exists as to the reimbursement status of newly approved therapeutics. Adequate third party reimbursement may not be available for our own or our collaborator’s drug products to enable us or them to maintain price levels sufficient to realize an appropriate return on their and our investments in research and product development.

We may not be able to retain our key management and scientific personnel.

As a company with a limited number of personnel, we are highly dependent on the services of our executive management and scientific staff, in particular Sunil Bhonsle and Marc Rubin, our President and Executive Chairman, respectively, and our Senior Vice President Clinical Development and Medical Affairs, all of whom are parties to employment agreements with us. The loss of one or more of such individuals could substantially impair ongoing research and development programs and could hinder our ability to obtain corporate partners. Our success depends in large part upon our ability to attract and retain highly qualified personnel. We compete in our hiring efforts with other pharmaceutical and biotechnology companies, as well as universities and nonprofit research organizations, and we may not be successful in our efforts to attract and retain personnel.

Risks Related To Our Common Stock

Our stock price has been and will likely continue to be volatile.

Our stock price has experienced substantial fluctuations and could continue to fluctuate significantly due to a number of factors, including:

•	variations in our anticipated or actual operating results;

•	sales of substantial amounts of our common stock;

•	announcements about us or about our competitors, including introductions of new products;

•	litigation and other developments relating to our patents or other proprietary rights or those of our competitors;

•	conditions in the pharmaceutical or biotechnology industries;

•	governmental regulation and legislation; and

•	change in securities analysts’ estimates of our performance, or our failure to meet analysts’ expectations.

Our common stock is deemed to be a “penny stock,” which may make it more difficult for investors to sell their shares due to suitability requirements.

Our common stock is subject to Rule 15g-1 through 15g-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which imposes certain sales practice requirements on broker-dealers which sell our common stock to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000 (or $300,000 together with their spouses)). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. This rule adversely affects the ability of broker-dealers to sell our common stock and the ability of our stockholders to sell their shares of common stock.

Additionally, our common stock is subject to the SEC regulations for “penny stock.” Penny stock includes any equity security that is not listed on a national exchange and has a market price of less than $5.00 per share, subject to certain exceptions. The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule set forth by the SEC relating to the penny stock market must be delivered to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for the common stock. The regulations also require that monthly statements be sent to holders of penny stock that disclose recent price information for the penny stock and information of the limited market for penny stocks. These requirements adversely affect the market liquidity of our common stock.

Our net operating losses and research and development tax credits may not be available to reduce future federal and state income tax payments.

At December 31, 2010, we had federal net operating loss and tax credit carryforwards of $226.4 million and $7.0 million, respectively, and state net operating loss and tax credit carryforwards of $138.8 million and $6.6 million, respectively. Current federal and state tax laws include substantial restrictions on the utilization of net operating loss and tax credits in the event of an ownership change. We have not performed a change of ownership analysis since 1999 and, accordingly, some or all of our net operating loss and tax credit carryforwards may not be available to offset future taxable income, if any. Even if the carryforwards are available, they may be subject to annual limitations, lack of future taxable income, or future ownership changes that could result in the expiration of the carryforwards before they are utilized.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

Statements in this prospectus, any accompanying prospectus supplement or in the documents incorporated by reference herein or therein that are not descriptions of historical facts are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the description of our plans and objectives for future operations, assumptions underlying such plans and objectives and other forward-looking terminology such as “may,” “expects,” “believes,” “anticipates,” “intends,” “expects,” “projects,” or similar terms, variations of such terms or the negative of such terms. Forward-looking statements are based on management’s current expectations. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth under “Risk Factors” including, in particular, risks relating to:

•	the results of ongoing research and development activities;

•	uncertainties relating to preclinical and clinical testing, financing and strategic agreements and relationships;

•	the early stage of products under development;

•	government regulation;

•	patent matters; and

•	competition.

We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based.

USE OF PROCEEDS

Except as otherwise described in the accompanying supplement to this prospectus, the net proceeds from any sale of our securities will be used for general corporate purposes, including research and product development activities. We may also use a portion of the net proceeds from the sale of the securities by us under this prospectus to acquire or invest in complementary businesses, technologies, product candidates or other intellectual property, although we have no present commitments or agreements to do so. Pending application of the proceeds of a sale of our securities, we intend to invest the net proceeds in short-term, investment-grade, U.S. dollar-denominated, discounted or interest-bearing instruments.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities separately or together:

•	through one or more underwriters or dealers in a public offering;

•	through agents; and/or

•	directly to one or more purchasers.

We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We may sell the securities being offered by this prospectus by any method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415(a)(4) of the Securities Act of 1933, as amended, or the Securities Act, including without limitation sales made directly on the OTC Bulletin Board, on any other existing trading market for our securities or to or through a market maker. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

We will provide in the applicable prospectus supplement any compensation we will pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof. In the event that an offering made pursuant to this prospectus is subject to FINRA Rule 5121, the prospectus supplement will comply with the prominent disclosure provisions of that rule.

The securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

DESCRIPTION OF SECURITIES

Common Stock

We have authorized 125,000,000 shares of common stock, of which 59,386,542 shares were outstanding at December 20, 2011.

Holders of common stock have the right to cast one vote for each share held of record on all matters submitted to a vote of holders of common stock, including the election of directors. There is no right to cumulate votes for the election of directors. Stockholders holding a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders, and the vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of our Certificate of Incorporation.

Holders of common stock are entitled to receive dividends pro rata based on the number of shares held, when, as and if declared by our board of directors, from funds legally available therefor, subject to the rights of holders of any outstanding preferred stock. In the event of our liquidation, dissolution or the winding up of our affairs, all of our assets and funds remaining after the payment of all debts and other liabilities, subject to the rights of the holders of any outstanding preferred stock, shall be distributed, pro rata, among the holders of the common stock.

Holders of common stock are not entitled to preemptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

We have authorized 5,000,000 shares of preferred stock, none of which were outstanding at December 20, 2011 and 500,000 of which are reserved for issuance pursuant to the terms of our Rights Agreement. Our board of directors can issue shares of preferred stock in one or more series and can specify the following terms for each series:

•	the number of shares;

•	the designation, powers, preferences and rights of the shares; and

•	the qualifications, limitations or restrictions, except as otherwise stated in our certificate of incorporation.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to our officers, directors and employees and our subsidiaries pursuant to benefit plans or otherwise. The preferred stock could have the effect of acting as an anti-takeover device to prevent a change in control of us.

Whenever preferred stock is to be sold pursuant to this prospectus, we will file a prospectus supplement relating to that sale which will specify:

•	the number of shares in the series of preferred stock;

•	the designation for the series of preferred stock by number, letter or title that shall distinguish the series from any other series of preferred stock;

•	the purchase price;

•	the dividend rate, if any, and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•	the voting rights of that series of preferred stock, if any;

•	any conversion provisions applicable to that series of preferred stock;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	preemptive rights, if any;

•	any listing of that series of preferred stock on any securities exchange or market;

•	the relative ranking and preferences of that series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	the liquidation preference per share of that series of preferred stock, if any; and

•	the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

The General Corporation Law of Delaware provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

The issuance of preferred stock could adversely affect the voting power, conversion or other rights of holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of common stock.

The transfer agent and registrar for any series or class of preferred stock will be set forth in the applicable prospectus supplement.

Equity Warrants

We may issue warrants to purchase preferred stock or common stock. The warrants may be issued independently or together with any securities and may be attached to or separate from the securities. The warrants are to be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as shall be set forth in the prospectus supplement relating to warrants being offered pursuant to such prospectus supplement. The following description of warrants will apply to the warrants offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of warrants may specify different or additional terms.

The applicable prospectus supplement will describe the following terms of equity warrants offered:

•	the title of the equity warrants;

•	the securities (i.e., preferred stock or common stock) for which the warrants are exercisable;

•	the price or prices at which the equity warrants will be issued;

•	if applicable, the designation and terms of the preferred stock or common stock with which the warrants are issued and the number of warrants issued with each share of preferred stock or common stock;

•	if applicable, the date on and after which the warrants and the related preferred stock or common stock will be separately transferable;

•	if applicable, a discussion of any material Federal income tax considerations; and

•	any other terms of the warrants, including procedures and restrictions relating to the exchange and exercise of the warrants.

Prior to exercise of the equity warrants, holders of equity warrants will not be entitled, by virtue of being such holders, to vote, consent, receive dividends, receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our stockholders.

The exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each equity warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of common stock or preferred stock or a stock split, reverse stock split, combination, subdivision or reclassification of common stock or preferred stock. In lieu of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each equity warrant, we may elect to adjust the number of equity warrants. No adjustments in the number of shares purchasable upon exercise of the equity warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of equity warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of our property in its entirety or substantially in its entirety, the holder of each outstanding equity warrant shall have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which the equity warrant was exercisable immediately prior to such transaction.

Each warrant will entitle the holder to purchase for cash such principal amount of securities or shares of stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

The warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

LEGAL MATTERS

Certain legal matters governed by the laws of the State of Delaware with respect to the validity of the offered securities will be passed upon for us by Loeb & Loeb LLP, New York, New York.

EXPERTS

The audited financial statements as of and for the years ended December 31, 2010 and December 31, 2009 have been incorporated by reference in this prospectus in reliance upon the report of OUM & Co. LLP, an independent registered public accounting firm and their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by us with the Securities and Exchange Commission are incorporated by reference in this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on March 25, 2011;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2011, filed on May 16, 2011;

•	Quarterly Report on Form 10-Q for the period ended June 30, 2011, filed on August 15, 2011;

•	Quarterly Report on Form 10-Q/A for the period ended June 30, 2011, filed on August 17, 2011;

•	Quarterly Report on Form 10-Q for the period ended September 30, 2011, filed on November 14, 2011;

•	Current Report on Form 8-K, filed on February 4, 2011;

•	Current Report on Form 8-K, filed on March 18, 2011;

•	Current Report on Form 8-K, filed on June 21, 2011;

•	Current Report on Form 8-K, filed on July 12, 2011;

•	Current Report on Form 8-K, filed on August 17, 2011;

•	Current Report on Form 8-K, filed on October 31, 2011;

•	Current Report on Form 8-K, filed on November 17, 2011;

•	Current Report on Form 8-K, filed on December 21, 2011;

•

The description of our common stock set forth in our Registration Statement on Form 10 (Registration No. 000-27436) filed with the SEC on January 14, 2010, including any amendments thereto or reports filed for the purpose of updating such description;

•	The description of our Rights Plan set forth in our Registration Statement on Form 8-A, filed on December 21, 2011.

We also incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before the filing of a post-effective amendment that indicates that the securities offered by this prospectus have been sold or that deregisters the securities covered by this prospectus then remaining unsold. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

We have filed a registration statement on Form S-3 with the SEC for the securities we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. We will provide this information upon oral or written request, free of charge. Any requests for this information should be made by calling or sending a letter to the Secretary of the Company, c/o Titan Pharmaceuticals, Inc., at our office located at 400 Oyster Point Blvd., Suite 505, South San Francisco, California 94080.

We are required to file annual and quarterly reports, current reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.titanpharm.com as soon as reasonably practicable after filing such documents with the SEC. You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility at:

Public Reference Room

100 F Street N.E.

Washington, DC 20549.

Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities.

TITAN PHARMACEUTICALS, INC.

$25,000,000

Common Stock

Preferred Stock

Equity Warrants

PROSPECTUS

January 5, 2012

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement. You must not rely on any unauthorized information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.